UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 20, 2018 (February 15, 2018)

Synchronoss Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52049	06-1594540
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Crossing Boulevard, 8th Floor Bridgewater, New Jersey	08807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 620-3940

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.                                              Entry into a Material Definitive Agreement.

As further described under Item 3.02 below, on February 15, 2018, Synchronoss Technologies, Inc., a Delaware corporation (“Synchronoss” or the “Company”) closed the sale of the Series A Preferred Stock (as hereinafter defined) to affiliates of Siris Capital Group, LLC (“Siris”).

As of February 15, 2018, investment funds affiliated with Siris owned 5,994,667 shares of Synchronoss’ common stock, par value $0.0001 per share (the “Common Stock”), or approximately 12.6%, of the issued and outstanding Common Stock as of such date (the “Existing Siris Shares”).

Item 2.02                                           Results of Operations and Financial Condition.

The information in the seventh paragraph of the press release referenced in Item 8.01 of this Current Report on Form 8-K is incorporated by reference herein.

The information in this Item 2.02 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 3.02                                           Unregistered Sales of Equity Securities.

In accordance with the terms of that certain Securities Purchase Agreement, dated as of October 17, 2017 (the “PIPE Purchase Agreement”), between Synchronoss and Silver Private Holdings I, LLC, an affiliate of Siris (“Silver”), on February 15, 2018, Synchronoss issued to Silver 185,000 shares of Synchronoss’ Series A Convertible Participating Perpetual Preferred Stock (the “Series A Preferred Stock”), par value $0.0001 per share, with an initial liquidation preference of $1,000 per share, in exchange for $97.7 million in cash and the transfer from Silver to Synchronoss of the Existing Siris Shares (the “Preferred Transaction”).  In connection with the issuance of the Series A Preferred Stock, Synchronoss (i) filed a Certificate of Designation with the State of Delaware setting forth the rights, preferences, privileges, qualifications, restrictions and limitations on the Series A Preferred Stock (the “Series A Certificate”) and (ii) entered into an Investor Rights Agreement with Silver setting forth certain registration, governance and preemptive rights of Silver with respect to Synchronoss (the “Investor Rights Agreement”).

Pursuant to the PIPE Purchase Agreement, at the closing, Synchronoss paid to Siris $5 million as a reimbursement of Silver’s reasonable costs and expenses incurred in connection with the Preferred Transaction.

The PIPE Purchase Agreement was filed as Exhibit 2.2 to the Company’s Current Report on Form 8-K filed on October 19, 2017, and incorporated into this Item 1.01 by reference, and the foregoing summary of the PIPE Purchase Agreement is qualified in its entirety by reference to Exhibit 2.2.

Certificate of Designation of the Series A Preferred Stock

The rights, preferences, privileges, qualifications, restrictions and limitations of the shares of Series A Preferred Stock are set forth in the Series A Certificate. Under the Series A Certificate, the holders of the Series A Preferred Stock are entitled to receive, on each share of Series A Preferred Stock on a quarterly basis, an amount equal to the dividend rate of 14.5% divided by four and multiplied by the then-applicable Liquidation Preference (as defined in the Series A Certificate) per share of Series A Preferred Stock (collectively, the “Preferred Dividends”).  The Preferred Dividends are due on January 1, April 1, July 1 and October 1 of each year (each, a “Series A Dividend Payment Date”).  Synchronoss may choose to pay the Preferred Dividends in cash or in additional shares of Series A Preferred Stock.  In the event Synchronoss does not declare and pay a dividend in-kind or in cash on any Series A Dividend Payment Date, the unpaid amount of the Preferred Dividend will be added to the Liquidation Preference.  In addition, the Series A Preferred Stock participates in dividends declared and paid on shares of Common Stock.

Each share of Series A Preferred Stock is convertible, at the option of the holder, into the number of shares of Common Stock equal to the “Conversion Price” (as that term is defined in the Series A Certificate) multiplied by the then applicable “Conversion Rate” (as that term is defined in the Series A Certificate).  Each share of Series A Preferred Stock is initially convertible into 55.5556 shares of Common Stock, representing an initial “conversion price” of approximately $18.00 per share of Common Stock. The Conversion Rate is subject to equitable proportionate adjustment in the event of stock splits, recapitalizations and other events set forth in the Series A Certificate.

On and after the fifth anniversary of February 15, 2018, holders of shares of Series A Preferred Stock have the right to cause Synchronoss to redeem each share of Series A Preferred Stock for cash in an amount equal to the sum of the current liquidation preference and any accrued dividends.  Each share of Series A Preferred Stock is also redeemable at the option of the holder upon the occurrence of a “Fundamental Change” (as that term is defined in the Series A Certificate) at a specified premium.  In addition, the Company is also permitted to redeem all outstanding shares of the Series A Preferred Stock (i) at any time within the first 30 months of the date of issuance for the sum of the then-applicable Liquidation Preference, accrued but unpaid dividends and a make whole amount and (ii) at any time following the 30-month anniversary of the date of issuance for the sum of the then-applicable Liquidation Preference and the accrued but unpaid dividends.

The holders of a majority of the Series A Preferred Stock, voting separately as a class, are entitled at each annual meeting of the stockholders of the Company or at any special meeting called for the purpose of electing directors (or by written consent signed by the holders of a majority of the then-outstanding shares of Series A Preferred Stock in lieu of such a meeting): (i) to nominate and elect two members of the Board of Directors of Synchronoss for so long as the Preferred Percentage (as defined in the Series A Certificate) is equal to or greater than 10%; and (ii) to nominate and elect one member of the Board of Directors of Synchronoss for so long as the Preferred Percentage is equal to or greater than 5% but less than 10%.

For so long as the holders of shares of Series A Preferred Stock have the right to nominate at least one director, Synchronoss shall be required to obtain the prior approval of Silver prior to taking certain actions, including: (i) certain dividends, repayments and redemptions; (ii) any amendment to Synchronoss’ certificate of incorporation that adversely effects the rights, preferences, privileges or voting powers of the Series A Preferred Stock; (iii) issuances of stock ranking senior or equivalent to shares of Series A Preferred Stock (including additional shares of Series A Preferred Stock) in the priority of payment of dividends or in the distribution of assets upon any liquidation, dissolution or winding up of Synchronoss; (iv) changes in the size of the Board of Directors of Synchronoss; (v) any amendment, alteration, modification or repeal of the charter of the Nominating and Corporate Governance Committee of the Board of Directors and related documents; and (vi) any change in the principal business of Synchronoss or the entry into any line of business outside of its existing lines of businesses.  In addition, in the event that Synchronoss is in EBITDA Non-Compliance (as defined in the Series A Certificate) or the undertaking of certain actions would result in Synchronoss exceeding a specified pro forma leverage ratio, then the prior approval of Silver would be required to incur indebtedness (or alter any debt document) in excess of $10 million, enter or consummate any transaction where the fair market value exceeds $5 million individually or $10 million in the aggregate in a fiscal year or authorize or commit to capital expenditures in excess of $25 million in a fiscal year.

Each holder of Series A Preferred Stock has one vote per share on any matter on which holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.  The holders of Series A Preferred Stock are permitted to take any action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or electronic transmission of the holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders.  In addition to any vote (or action taken by written consent) of the holders of the shares of Series A Preferred Stock as a separate class provided for in the Series A Certificate or by the General Corporation Law of the State of Delaware, the holders of shares of the Series A Preferred Stock are entitled to vote with the holders of shares of Common Stock (and any other class or series that may similarly be entitled to vote on an as-converted basis with the holders of Common Stock) on all matters submitted to a vote or to the consent of the stockholders of the Company (including the election of directors) as one class.

Under the Series A Certificate, if Silver and certain of its affiliates have elected to effect a conversion of some or all of their shares of Series A Preferred Stock and if the sum, without duplication, of (i) the aggregate number of shares of Common Stock issued to such holders upon such conversion and any shares of Common Stock previously issued to such holders upon conversion of Series A Preferred Stock and then held by such holders, plus (ii) the number of shares of Common Stock underlying shares of Series A Preferred Stock that would be held at such time by such holders (after giving effect to such conversion), would exceed the 19.9% of the issued and outstanding shares of Synchronoss’ voting stock on an as converted basis (the “Conversion Cap”), then such holders would only be entitled to convert such number of shares as would result in the sum of clauses (i) and (ii) (after giving effect to such conversion) being equal to the Conversion Cap (after giving effect to any such limitation on conversion).  Any shares of Series A Preferred Stock which a holder has elected to convert but which, by reason of the previous sentence, are not so converted, will be treated as if the holder had not made such election to convert and such shares of Series A Preferred Stock will remain outstanding.  Also, under the Series A Certificate, if the sum, without duplication, of (i) the aggregate voting power of the shares previously issued to Silver and certain of its affiliates held by such holders at the record date, plus (ii) the aggregate voting power of the shares of Series A Preferred Stock held by such holders as of such record date, would exceed 19.99% of the total voting power of Synchronoss’ outstanding voting stock at such record date, then, with respect to such shares, Silver and certain of its affiliates are only entitled to cast a number of votes equal to 19.99% of such total voting power.  The limitation on conversion and voting ceases to apply upon receipt of the requisite approval of holders of Common Stock under the applicable listing standards.

The Series A Certificate is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated into this Item 3.02 by reference, and the foregoing summary of the Series A Certificate is qualified in its entirety by reference to Exhibit 3.1.

Investor Rights Agreement

Concurrently with the closing of the Preferred Transaction, Synchronoss and Silver entered into the Investor Rights Agreement.  Under the terms of the Investor Rights Agreement, Silver and Synchronoss have agreed that the Board of Directors of Synchronoss will consist of ten members.  So long as the holders of Series A Preferred have the right to nominate a member to the Board of Directors pursuant to the Series A Certificate, the full Board of Directors of Synchronoss will be constituted as follows: (i) two Series A Preferred Directors (as defined in the Investor Rights Agreement); (ii) four directors who meet the independence criteria set forth in the applicable listing standards (each of whom will be initially agreed upon by Synchronoss and Silver); and (iii) four other directors, two of whom shall satisfy the independence criteria of the applicable listing standards and, as of the closing of the Preferred Transaction, one of whom shall be the individual then serving as chief executive officer of Synchronoss and one of whom shall be the current chairman of the Board of Directors of Synchronoss as of the date of execution of the Investors Rights Agreement.  So long as the holders of Series A Preferred have the right to nominate at least one director to the Board of Directors of Synchronoss pursuant to the Series A Certificate, Silver will have the right to designate two members of the Nominating and Corporate Governance Committee of the Board of Directors.

Pursuant to the terms of the Investor Rights Agreement, neither Silver nor its affiliates may transfer any shares of Series A Preferred Stock subject to certain exceptions (including transfers to affiliates that agree to be bound by the terms of the Investor Rights Agreement).

For so long as Silver has the right to appoint a director to the Board of Directors of Synchronoss, without the prior approval by a majority of directors voting who are not appointed by the holders of shares of Series A Preferred Stock, neither Silver nor its affiliates will directly or indirectly purchase or acquire any debt or equity securities of Synchronoss (including equity-linked derivative securities) if such purchase or acquisition would result in Silver’s Standstill Percentage (as defined in the Investors Rights Agreement) being in excess of 30%.  However, the foregoing standstill restrictions would not prohibit the receipt of shares of Series A Preferred issued as Preferred Dividends pursuant to the Series A Certificate, shares of Common Stock received upon conversion of shares of Series A Preferred Stock or receipt of any shares of Series A Preferred Stock, Common Stock or other securities of the Company otherwise paid as dividends or as an increase of the Liquidation Preference (as defined in the Series A Certificate) or distributions thereon.  Silver will also have preemptive rights with respect to issuances of securities of Synchronoss in order to maintain its ownership percentage.

Under the terms of the Investor Rights Agreement, Silver is entitled to (i) three demand registrations, with no more than two demand registrations in any single calendar year and provided that each demand registration must include at least 10% of the shares of Common Stock held by Silver, including shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (ii) unlimited piggyback registration rights with respect to primary issuances and all other issuances.

The Investor Rights Agreement is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference, and the foregoing summary of the Investor Rights Agreement is qualified in its entirety by reference to Exhibit 4.1.

The issuance and sale of the Series A Preferred Stock to Silver pursuant to the PIPE Purchase Agreement was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act. In the PIPE Purchase Agreement, Silver represented to Synchronoss that it is an “accredited investor” as defined in Rule 501 of the Securities Act and that the shares of Series A Preferred Stock are being acquired for investment purposes and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends will be affixed to any certificates evidencing the shares of Series A Preferred Stock or any Common Stock issued upon conversion thereof.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the closing of the Preferred Transaction, on February 15, 2018, Frank Baker and Peter Berger were appointed to Synchronoss’ Board of Directors as the initial Series A Preferred Directors nominated by the holders of shares of Series A

Preferred Stock in accordance with the Series A Certificate. In addition, pursuant to the rights set forth in the Series A Certificate and the Investor Rights Agreement, (i) Mr. Berger was appointed to the Board of Director’s Nominating and Corporate Governance Committee and the Board of Directors agreed to appoint Mr. Berger as a member of the Compensation Committee of the Board of Directors and an observer on the Audit Committee of the Board of Directors as promptly as practicable, but in any event no later than March 1, 2018 and (ii) Mr. Baker was appointed to the Board of Director’s Nominating and Corporate Governance Committee and Business Development Committee.

In connection with their election to the Board of Directors, pursuant to Synchronoss’ compensation program for outside directors, each of Mr. Baker and Mr. Berger was granted an option to purchase 30,000 shares of Synchronoss’ common stock at an exercise price $7.48, the closing price of Synchronoss’ common stock on the Nasdaq Global Select Market on February 15, 2018. Such option will vest and become exercisable with respect to one third of the option shares after each year of service. Mr. Baker and Mr. Berger will also each receive a $50,000 annual retainer for their service on the Board of Directors. In addition, each of Mr. Baker and Mr. Berger will be eligible to receive, upon the conclusion of each annual meeting of stockholders beginning in 2019, equity awards with an aggregate grant date fair value of $200,000, 60% in restricted shares and 40% in the form of a stock option, each vesting and becoming exercisable with respect to one third of the equity award after each year of service. Each of Mr. Baker and Mr. Berger have entered in to an assignment agreement between Siris, Synchronoss and each director, respectively, dated as of February 15, 2018, pursuant to which each director has assigned to Siris all of his right, title and interest in and to any compensation, including equity awards, each director receives from Synchronoss for his services as a director of Synchronoss. The non-employee director compensation program is described in further detail in the Company’s Proxy Statement for the 2017 annual meeting of stockholders, which was filed with the Securities and Exchange Commission (the “SEC”) on April 6, 2017.

Each of Mr. Baker and Mr. Berger and Synchronoss have entered into an indemnification agreement requiring Synchronoss to indemnify him to the fullest extent permitted under Delaware law with respect to his service as a director. The indemnification agreement was in substantially the form entered into with Synchronoss’ other directors and executive officers. This form is filed as Exhibit 10.1 to Synchronoss’ Registration Statement on Form S-1/A (SEC File No. 333-132080), as filed with the SEC on May 9, 2006.

In connection with the appointment of the new directors, and pursuant to Synchronoss’ Amended and Restated Bylaws, the Board of Directors of Synchronoss has increased the number of directors to ten.

The information regarding the appointment of directors contained in Item 3.02 is incorporated herein by reference.

Item 5.03                                           Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 15, 2018, Synchronoss filed the Series A Certificate with the Secretary of State of the State of Delaware authorizing the Series A Preferred Stock. See Item 3.02 for a description of the terms of the Series A Certificate.

Pursuant to the PIPE Purchase Agreement, on October 15, 2017, the Board of Directors approved an amendment to the Amended and Restated Bylaws of the Company, which amendment became effective on February 15, 2018 upon the closing of the Preferred Transaction, to provide that the holders of Series A Preferred Stock may take any exclusive action required or permitted to be taken by the stockholders holding Series A Preferred Stock pursuant to the Series A Certificate by written consent at any time. Amendment No. 1 to the Amended and Restated Bylaws of Synchronoss is filed as Exhibit 3.2 this Current Report on Form 8-K and incorporated by reference herein.

Item 8.01                                           Other Events.

On February 15, 2018, Synchronoss issued a press release announcing that it had closed the Preferred Transaction and included information regarding cash, cash equivalents, restricted cash and marketable securities for the year ended December 31, 2017. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein, with the exception of the seventh paragraph of the Press Release, which is furnished as set forth in Item 2.02 above.

Item 9.01              Financial Statements and Exhibits.

(d)	Exhibit Number	Description

2.2

Securities Purchase Agreement by and between Synchronoss Technologies, Inc. and Silver Private Holdings I, LLC dated as of October 17, 2017 (incorporated by reference to Exhibit 2.2 of Synchronoss Technologies, Inc. Current Report on Form 8-K, filed with the SEC on October 19, 2017).

	3.1	Certificate of Designations of the Series A Convertible Participating Perpetual Preferred Stock.

	3.2	Amendment No. 1 to the Amended and Restated Bylaws of Synchronoss Technologies, Inc.

	4.1	Investor Rights Agreement by and between Synchronoss Technologies, Inc. and Silver Private Holdings I, LLC dated as of February 15, 2018.

	99.1	Press Release of Synchronoss Technologies, Inc., dated February 15, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 20, 2018	Synchronoss Technologies, Inc.

	By:	/s/ Lawrence R. Irving
		Name:	Lawrence R. Irving
		Title:	Chief Financial Officer